Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On March 30, 2009, Axcelis Technologies, Inc. (“the Company” or “Axcelis”) announced the completion of the sale of its 50% interest in SEN Corporation, an SHI and Axcelis Company (“SEN”) to Sumitomo Heavy Industries, Ltd. (“SHI”).  The unaudited pro forma combined balance sheet includes the historical balance sheet of Axcelis as of December 31, 2008, giving effect to the sale of the Company’s equity investment in SEN and the repayment of outstanding convertible notes, collectively the “SEN transaction” as if it was consummated on December 31, 2008.  The unaudited pro forma combined statement of operations includes the historical statement of operations of Axcelis for the year ended December 31, 2008, giving effect to the SEN transaction as if it had occurred on January 1, 2008.  The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the SEN transaction, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations.

These unaudited pro forma combined financial statements should be read in conjunction with the historical audited consolidated financial statements and accompany notes of Axcelis, which have been incorporated by reference into this Current Report.  The unaudited pro forma condensed combined financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the sale had been completed at the dates indicated.

Axcelis Technologies, Inc.

Unaudited Pro Forma Combined Statement of Operations

(In thousands, except per share amounts)

	For the Year Ended December 31, 2008
	Company Historical (1)	Pro Forma Adjustments		Company Pro Forma Combined
Revenue
Product	$194,275	$—		$194,275
Service	51,880	—		51,880
Royalties from SEN	4,059	(4,059	)(b)	—
	250,214	(4,059)		246,155
Cost of revenue
Product	161,310	—		161,310
Service	26,289	—		26,289
	187,599	—		187,599

Gross profit	62,615	(4,059)		58,556

Operating expenses
Research and development	63,262	—		63,262
Sales and marketing	44,573	—		44,573
General and administrative	43,056	—		43,056
Impairment of goodwill	42,115	—		42,115
Impairment of intangibles and long-lived assets	46,949	—		46,949
Amortization of intangible assets	2,624	—		2,624
Restructuring charges	6,873	—		6,873
	249,452	—		249,452

Loss from operations	(186,837)	(4,059)		(190,896)

Other income (expense)
Equity income (loss) of SEN	(3,667)	3,667	(b)	—
Interest income	1,614	—		1,614
Interest expense	(6,744)	6,475	(a)	(269)
Other, net	(169)	—		(169)
	(8,966)	10,142		1,176

Loss before income taxes	(195,803)	6,083		(189,720)

Income taxes	861	—		861

Net loss	$(196,664)	$6,083		$(190,581)

Basic and diluted net loss per share	$(1.91)	$0.06		$(1.86)

Shares used in computing net loss per share
Weighted average common shares outstanding:
Basic and diluted	102,739	102,739		102,739

(1) As reported in Axcelis’ audited financial statements on Form 10-K for the year ended December 31, 2008.

Axcelis Technologies, Inc.

Unaudited Pro Forma Combined Balance Sheet

(In thousands)

	For the Year Ended December 31, 2008
	Company Historical (1)	Pro Forma Adjustments		Company Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$37,694	$37,667	(c)	$75,361
Restricted cash	8,654	—		8,654
Accounts receivable, net	27,486	—		27,486
Inventories, net	150,113	—		150,113
Prepaid expenses and other current assets	17,231	—		17,231
Total current assets	241,178	37,667		278,845

Property, plant and equipment, net	44,432	—		44,432
Investment in SEN	156,677	(156,677	)(d)	—
Other assets	12,894	—		12,894
	$455,181	$(119,010)		$336,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,066	$—		$8,066
Accrued compensation	15,841	—		15,841
Warranty	3,137	—		3,137
Income taxes	337	—		337
Deferred revenue	12,508	—		12,508
Other current liabilities	6,897	(1,470	)(a)	5,427
Current portion of convertible subordinated debt	83,210	(83,210	)(a)	—
Total current liabilities	129,996	(84,680)		45,316

Long-term deferred revenue	1,872	—		1,872
Other long-term liabilities	3,936	—		3,936

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value, 30,000 shares authorized; none issued or outstanding	—	—		—
Common stock, $0.001 par value, 300,000 shares authorized; 103,400 shares issued and 103,280 shares outstanding at December 31, 2008	103	—		103
Additional paid-in capital	483,546	—		483,546
Treasury stock, at cost, 120 shares at December 31, 2008	(1,218)	—		(1,218)
Accumulated deficit	(198,479)	(1,985	)(e)	(200,464)
Accumulated other comprehensive income	35,425	(32,345	)(d)	3,080
	319,377	(34,330)		285,047
	$455,181	$(119,010)		$336,171

(1) As reported in Axcelis’ audited financial statements on Form 10-K for the year ended December 31, 2008.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.               Basis of Presentation

On March 30, 2009, Axcelis Technologies, Inc. (“the Company” or “Axcelis”) announced the completion of its the sale of its 50% interest in SEN Corporation, an SHI and Axcelis Company (“SEN”) to Sumitomo Heavy Industries, Ltd. (“SHI”).  The accompanying unaudited pro forma combined financial statements present the pro forma position as if the transaction was consummated on December 31, 2008. The results of the combined company are presented as if the trasaction occurred on January 1, 2008 based upon the historical financial statements of Axcelis, after giving effect to the sale of the Company’s equity investment in SEN, the repayment of the Company’s 4.25% Convertible Senior Subordinated Notes, collectively the “SEN transaction”, and the adjustments described in these notes.

As of March 30, 2009, the sale of the Company’s investment in SEN resulted in an actual gain of approximately $1.2 million. This gain includes net proceeds of $122.3 million and cumulative foreign translation gain of $23.5 million, previously recorded in other comprehensive income, reduced by the carrying value of the investment on the date of sale of $144.6 million.

2.               Pro forma Adjustments

Pro forma adjustments reflect only those adjustments which are supportable and directly attributable to the Company’s sale of its investment in SEN and do not include the impact of contingencies.

(a)          To reflect the re-payment of the Company’s 4.25% Convertible Senior Subordinated Notes of $83.2 million, eliminate $1.5 million of accrued interest, and eliminate $6.5 million of related interest expense.

(b)         To eliminate $3.7 million of equity loss from the investment in SEN and $4.1 million of royalty income from SEN included in the historical statement of operations for the year ended December 31, 2008.

(c)          To record net proceeds from the SEN transaction of $37.7 million, after advisor fees and other expenses, repayment of the Company’s 4.25% Convertible Senior Subordinated Notes of $83.2 million and accrued interest of $1.5 million.

(d)         To eliminate the Company’s $156.7 million investment in SEN, $124.3 million of equity related to the investment in SEN, and $32.3 million of other comprehensive income related to the cumulative foreign translation gain resulting from the investment in SEN.

(e)          Adjustments to the accumulated deficit consist of the following:

December 31, 2008
(in millions)

Elimination of equity related to investment in SEN	$(124.3)
Net proceeds from the SEN transaction	122.3
Adjustment to the accumulated deficit, net	$(2.0)